                                                                   EXHIBIT 99(c)


                            FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITORS' REPORT

                     SECURITY LAND AND DEVELOPMENT COMPANY
                              LIMITED PARTNERSHIP

                               DECEMBER 31, 1997

           Security Land and Development Company Limited Partnership

                                TABLE OF CONTENTS

                                                    PAGE

INDEPENDENT AUDITORS' REPORT                         3

FINANCIAL STATEMENTS
         BALANCE SHEET                               4
         STATEMENT OF OPERATIONS                     5
         STATEMENT OF CHANGES IN PARTNERS' CAPITAL   6
         STATEMENT OF CASH FLOWS                     7
         NOTES TO FINANCIAL STATEMENTS               8

                     [REZNICK FEDDER & SILVERMAN LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Security Land and Development Company Limited Partnership


         We have audited the accompanying balance sheet of Security Land and Development Company Limited Partnership as of December 31, 1997, and the related statements of operations, changes in partners' capital and cash flows for the year then ended. These financial statements are the responsibility of the partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Security Land and Development Company Limited Partnership as of December 31, 1997, and the results of its operations, changes in partners' capital and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        /s/ Reznick Fedder & Silverman


Bethesda, Maryland
February 17, 1998

           Security Land and Development Company Limited Partnership

                                 BALANCE SHEET

                               December 31, 1997

Investment in real estate, net of accumulated depreciation        $52,999,775

Cash and cash equivalents                                             274,075

Restricted escrow                                                   4,113,938

Tenant accounts receivable                                          1,030,739

Prepaid expenses and other receivables                                397,205

Accrued interest income                                                16,294

Deferred charges, net of accumulated amortization of $1,504,259     1,124,468
                                                                  -----------
  Total assets                                                    $59,956,494
                                                                  ===========

Note payable, net of discount                                     $41,467,993

Accounts payable and accrued expenses                               1,203,326

Accrued interest payable                                              421,961

Deferred rental income                                              4,761,112

Deferred interest income                                              500,000
                                                                  -----------

                                                                   48,354,392

Partners' capital                                                  11,602,102
                                                                  -----------

         Total liabilities and partners' capital                  $59,956,494
                                                                  ===========

                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                            STATEMENT OF OPERATIONS

                          Year ended December 31, 1997

Revenue
         Rental income                            $11,765,563
         Interest income                              909,628
         Tenant reimbursements and other income       100,158
                                                  -----------

               Total revenue                       12,775,349
                                                  -----------

Administrative
         Management fees                              250,000
         Professional fees                             53,073
         Payroll expenses                             506,352
         Office expenses                               38,626
                                                  -----------

                                                      848,051
                                                  -----------

Operating
         Janitorial                                 1,075,388
         Maintenance contracts                         86,959
         Repairs and maintenance                      184,359
         Maintenance supplies                         209,181
                                                  -----------

                                                    1,555,887
                                                  -----------

Interest, taxes and insurance
         Interest                                   3,079,559
         Real estate taxes                            600,000
         Insurance                                     90,202
                                                  -----------

                                                    3,769,761
                                                  -----------

Depreciation and amortization
         Depreciation                               2,223,792
         Amortization                                 355,844
                                                  -----------

                                                    2,579,636
                                                  -----------

               Total expenses                       8,753,335
                                                  -----------

               Net income                         $ 4,022,014
                                                  ===========


                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                   STATEMENT OF CHANGES IN PARTNERS' CAPITAL

                          Year ended December 31, 1997

                                                                        Special
                                        General         Limited         limited
                        Total           partner         partner         partner
                     ------------    ------------    ------------    ------------
Balance, beginning   $  7,688,325    $    874,802    $ (1,420,213)   $  8,233,736
Net income              4,022,014         162,489          38,612       3,820,913
Distributions            (108,237)         (4,374)         (1,038)       (102,825)
                     ------------    ------------    ------------    ------------
Balance, end         $ 11,602,102    $  1,032,917    $ (1,382,639)   $ 11,951,824
                     ============    ============    ============    ============

                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                            STATEMENT OF CASH FLOWS

                          Year ended December 31, 1997

Cash flows from operating activities
         Net income                                                        $ 4,022,014
         Adjustments to reconcile net income to net cash provided by operating activities
           Depreciation                                                      2,223,792
           Amortization                                                        355,844
           Deferred rental income                                              517,210
           Amortization of debt discount                                       107,255
           Increase in tenant accounts receivable                               (2,325)
           Decrease in prepaid expenses and other receivables                   21,432
           Decrease in accrued interest income                                 109,397
           Decrease in accounts payable and accrued expenses - operating       (25,191)
           Decrease in accrued interest payable                                (53,155)
                                                                           -----------

              Net cash provided by operating activities                      7,276,273
                                                                           -----------

Cash flows from investing activities
         Withdrawals from restricted escrow                                  4,101,150
         Investment in real estate                                          (5,959,522)
                                                                           -----------

              Net cash used in investing activities                         (1,858,372)
                                                                           -----------

Cash flows from financing activities
         Payments on note payable                                           (5,265,851)
         Distributions                                                        (108,237)
                                                                           -----------

              Net cash used in financing activities                         (5,374,088)
                                                                           -----------
              NET INCREASE IN CASH                                              43,813

Cash and cash equivalents, beginning                                           230,262
                                                                           -----------

Cash and cash equivalents, end                                             $   274,075
                                                                           ===========
Cash paid for interest during the year, net of amount capitalized          $ 3,025,459
                                                                           ===========

Significant noncash investing and financing activities
Accounts payable and accrued expenses of $934,362 have been capitalized to the real estate.

                       See notes to financial statements

           Security Land and Development Company Limited Partnership

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Security Land and Development Company Limited Partnership (the "partnership") was formed under the laws of the State of Maryland. The partnership was organized to own and operate, for investment purposes, the project (the "project") which consists of a building known as the Security West Building (the "building").

The building is an approximately 717,000 square foot, two-phase office building, consisting of a two-story office building and a connected six-story office tower, located at 1500 Woodlawn Drive, Woodlawn, Maryland. The building was purchased by the partnership in 1986 and is located on land which is approximately 34.3 acres, also owned by the partnership. The building has been occupied by the United States Social Security Administration's Office of Disability and International Operations (the "tenant") for approximately 23 years under leases between the United States of America, acting by and through the General Services Administration ("GSA"). Effective November 1, 1994, the partnership and GSA entered into a nine-year lease (the "lease") for the Building. The terms of the lease agreement call for substantial alterations to the building. The partnership has executed a contract in the original amount of approximately $24,000,000 to complete the alterations.

The general partner of the partnership is 1500 Woodlawn Limited Partnership (the "general partner"), a Delaware limited partnership with an 80.8 percent general partner interest. Three limited partners ("limited partners"), own the remaining
19.2 percent limited partnership interest. The limited partners and the general partner are herein referred to as Class A partners.

Regency Affiliates, Inc. (the "special limited partner") is a special limited partner with no stated voting interest in the partnership.

Profits, losses and cash available for distribution to partners as defined by the partnership agreement, as amended, is allocated as follows:

                                 Before       After
                               11/1/2003   10/31/2003
                               ---------   ----------
General partner                     4.04%        40.4%
Special limited partner            95.00         50.0
Limited partners                     .96          9.6
                                  ------        -----
                                  100.00%       100.0%
                                  ======        =====

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
         POLICIES (Continued)

     Notwithstanding these allocation percentages, the partnership has made arrangements so that to the extent that 95% of cash available for distribution is less than $100,000, funds which would otherwise be used to pay management fees to TCG Management (see note G) up to the $100,000 will be made available for distribution. For financial reporting purposes, income or loss is allocated among the partners based upon their stated interests in cash available for distribution.

     Taxable gains recognized upon sale, exchange or liquidation of the partnership are allocated: first, to bring negative capital accounts to zero; second, to bring the capital accounts of the Class A partners as a group equal to the capital account of the special limited partner; third, $1,000,000 to the Class A partners as a group; and then 50% to the Class A partners as a group and 50% to the special limited partner. Taxable losses recognized upon sale, exchange or liquidation of the partnership are generally allocated: first, to bring the capital account of the special limited partner to not less than zero and to bring the capital accounts of the Class A partners as a group to not less than a $1,000,000 deficit; second, in accordance with each partner's risk of loss, as called for by the partnership agreement; and third, in accordance with partnership interests.

     The terms of the partnership agreement call for the proceeds from liquidation, sale of any assets or refinancing to be used first in settlement of partnership liabilities and for the establishment of reserves (as deemed necessary by the general partner) and then to the partners in proportion to their positive capital account balances.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Real Estate
     -----------

     Real estate is carried at cost. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by use of the straight-line method for financial reporting purposes.

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)

     Deferred Charges
     ----------------

     Deferred charges consist of permanent loan closing costs which are being amortized over the term of the related note payable using the effective interest method.

     Deferred Rental Income
     ----------------------

     Rents of $2,785,769 received upon signing the lease agreement are being amortized on a straight-line basis over the life of the lease. Rental income received for phases under construction has been deferred until construction is complete and is then amortized over the remaining term of the lease.

     Deferred Interest Income
     ------------------------

     Interest earned on the Project Account in excess of the estimated cost of alterations was deferred because such funds, if not expended, must be paid to the tenant (see note D). Deferred amounts are recognized as income when it is determined that the funds will be used for the cost of alterations.

     Cash and Cash Equivalents
     -------------------------

     For purposes of the statement of cash flow, cash and cash equivalents include the partnership's operating money market accounts, excluding restricted escrow held by the escrow agent.

     Restricted Escrow
     -----------------

     The partnership has a portfolio of investments in money market accounts which are held in trust by State Street Bank and Trust Company (see note
     D).

     Income Taxes
     ------------

     No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE B - INVESTMENT IN REAL ESTATE

     Investment in real estate is carried at cost and consist of the following:

                                                    Estimated
                                                   useful life
                                                 --------------
         Land                                               -         $ 2,151,154
         Building                                    40 years          28,436,133
         Improvements - building                     40 years          23,231,609
         Improvements - tenant                        9 years           7,455,934
         Improvements - land                         10 years           1,610,778
         Furniture and equipment                      7 years             822,737
                                                                      -----------
                                                                       63,708,345
         Less accumulated depreciation                                 10,708,570
                                                                      -----------

                                                                      $52,999,775
                                                                      ===========

     For income tax reporting purposes, depreciation has been computed in accordance with the Internal Revenue Code, generally using shorter lives and accelerated methods.

NOTE C - NOTE PAYABLE

     The partnership has a note payable to State Street Bank and Trust Company, as Trustee (Trustee), dated November 17, 1994 and maturing in 2003. The note is in the principal amount of $56,450,000, and is effectively secured by substantially all the assets of the partnership and rights to future lease payments. In addition, the partnership has agreed to various covenants including those that require the partnership to conduct its affairs as a separate entity and prohibit it from selling all or substantially all of its assets; conducting business other than related to the project; conducting business other than arms length; commingling assets with other entities; acting as creditor or pledging its assets for the benefit of another entity; and incurring certain types of indebtedness.

     The debt proceeds were obtained by the trustee through the sale of Certificates of Participation (COPs) representing interests in a trust established pursuant to a trust agreement between the partnership and the Trustee. The net proceeds received from the sale of the COPs were used to repay the then existing debt of the partnership, to fund certain reserves, and to pay costs of issuance.

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE C - NOTE PAYABLE (Continued)

     The COPs were issued at a discount of $705,625 which is being amortized over the life of the note on the effective interest method. Unamortized discount at December 31, 1997 was $332,961. Amortized discount for the year ending December 31, 1997 was $107,255, and is included in interest expense on the accompanying statement of operations.

     The note requires semiannual payments of principal and interest in accordance with the terms of the COPs. Those terms require payments of interest at a rate of 7.9% and two principal payments per year (May 15 and November 15) aggregating to:

         1998                           $ 5,690,068
         1999                             6,148,461
         2000                             6,643,763
         2001                             7,179,009
         2002                             7,757,350
         Thereafter                       8,382,303
                                        -----------

         Total                           41,800,954
         Less: unamortized discount         332,961
                                        -----------

         Total                          $41,467,993
                                        ===========

     Interest incurred during the year ended December 31, 1997 was $3,563,135 excluding discount amortization of $107,255. $590,831 of interest relating to construction has been capitalized to the cost improvements.

NOTE D - RESTRICTED ESCROW

     The partnership is required to setup and maintain escrow accounts with State Street Bank and Trust Company as the escrow agent. Amounts on deposit are classified as restricted escrow in the accompanying balance sheet. The required accounts and funded balance at December 31, 1997 are as follows:

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE D - RESTRICTED ESCROW (Continued)

                                                  Description                             Amount
                                            --------------------------------------    ------------
         Project account                    To be used for alterations                $  1,346,923
         Note payment accounts              To repay Certificates of Participation         930,273
         Liquidity account                  To be used for debt liquidity                  740,178
         Replacement reserve account        To be used for capital improvements            380,221
         Tax account                        To pay real estate taxes                       322,924
         Insurance account                  To pay insurance expense                        49,085
         Operations account                 To pay operating expenses                      100,000
         Partnership account                To pay partnership expenses                     74,568
         Supplemental retention account     To be used as additional funds to repay
                                              COPs                                         169,630
         Lease payment account              To be used for collection of monthly
                                              rent payments                                    136
                                                                                      ------------
                                                                                      $  4,113,938
                                                                                      ============

     All of the restricted escrows are invested in money market funds.


     Any amounts remaining in the project account after the alterations have been completed revert back to the tenant either in a lump sum payment or to be applied against rental income. (Accordingly, earnings on funds deposited in the project account in excess of the estimated cost of alterations have been deferred.) If any changes to the budgeted alterations require the use of the amounts earned, the income will be recognized at that time. Total earnings deferred at December 31, 1997, are $500,000.

     The partnership deposited with the escrow agent a letter of credit to satisfy the requirements for the Supplemental Disbursement Account. At December 31, 1997, $450,000 was outstanding.

NOTE E - RENTAL OPERATIONS

     On November 17, 1994, the partnership and the tenant entered into a lease agreement for 100% of the building with a term of nine years expiring on October 31, 2003. The lease agreement provides for minimum annual lease payments of $12,154,632 payable monthly in arrears, plus provisions for earnings escalations in the event of increased operating costs and real estate taxes.

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE E - RENTAL OPERATIONS (Continued)

     Future minimum rentals are as follows:

December 31, 1998                $12,154,632
             1999                 12,154,632
             2000                 12,154,632
             2001                 12,154,632
             2002                 12,154,632
       Thereafter                 10,128,860
                                 -----------

                                 $70,902,020
                                 ===========

     The partnership has received an opinion of Assistant General Council to the General Services Administration that lease payments are not subject to annual appropriation by the United States Congress and the obligations to make such payments are unconditional general obligations of the United States Government.

     The Lease requires the partnership to maintain and repair the building and land in accordance with specific standards, to maintain certain insurance coverages and to use amounts in the Project Account plus interest accrued to make certain alterations (the "Alterations").

     The partnership assigned its right to receive payments under the lease with GSA to the Escrow Agent. Payments received or distributions made by the Escrow Agent and transfers between individual accounts are governed by an escrow agreement for the ultimate benefit of the partnership.

NOTE F - CONCENTRATION OF CREDIT RISK

     The partnership maintains a cash account insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At December 31, 1997 the balance was $273,075. The uninsured balance at December 31, 1997 was $173,075.

           Security Land and Development Company Limited Partnership

                               December 31, 1997


NOTE G - RELATED PARTY TRANSACTIONS

     Janitorial Services
     -------------------

     The partnership entered into an agreement with Woodlawn Service Corporation, an affiliate of the general partner, to provide janitorial services for the building. The agreement provides for a fee for services provided and for a reimbursement for expenses incurred, not to exceed $1,905,770 per annum from which Woodlawn Service Corporation is to provide the cost of materials, salaries and other costs of providing such services. The agreement extends to the year 2003 with options to renew annually thereafter. Total janitorial fees for the year ended December 31, 1997 were $1,075,388 with $117,302 remaining unpaid at year end.

     Management Services
     -------------------

     The partnership entered into an agreement with TCG Management Corporation, an affiliate of the general partner, to provide management services. The agreement provides for a fee of $250,000 per annum. The agreement is for a term of one year with automatic renewals through the year 2003. Total management fees for the year ended December 31, 1997 were $250,000 with $20,833 remaining unpaid at year end.

     Construction Management Services
     --------------------------------

     The partnership entered into an agreement with TCG Construction Corporation to provide construction management services relating to the building and tenant alterations. The agreement provides for a management construction fee of 10% of total costs incurred in connection with the alterations. In addition, TCG Construction shall receive 100% of any cost savings payments received by the partnership related to the alterations. The agreement is for a term of one year with automatic renewals through the year 2003. Total fees incurred at December 31, 1997 are $3,008,215 and have been capitalized to the cost of improvements.